February 11, 2019

Jonathan Bonnette, President
Grow Capital, Inc.

Re: Fee Agreement
Gentlemen,

Set forth below are the terms and conditions regarding compensation for services to be provided during calendar year 2019, and the fee arrangement for services to be provided by my firm to Grow Capital, Inc., its subsidiaries and affiliates (collectively "GRWC") for periods after February 14, 2019, along with our agreement regarding payment of fees for those services. The effective date of this agreement is and shall be February 15, 2019.

COMPENSATION FOR PAST SERVICES

It is acknowledged, both by GRWC and by James Olson, that there are no amounts that GRWC currently owes James Olson for any period prior to February 15, 2019, and that in consideration of this agreement and for other good and valuable consideration, James Olson hereby waives any claim or cause of action, whether in equity or at law, he has or may have against GRWC for fees for services provided prior to February 15, 2019.

BASIC FEE ARRANGEMENT

For the twelve months beginning February 15, 2019, GRWC hereby agrees to pay James Olson ("Olson") a fixed fee of Five Hundred Thousand (500,000) shares of Grow Capital, Inc. restricted "144" common stock for his providing subcontract business consulting services. The shares are to be issued within 10 days of executing this agreement and vest immediately upon issuance. Such shares of stock will be issued to James Olson, or, upon request, his designee. It is also understood and agreed that Mr. Olson is providing and intends to continue to provide services to other clients of his firm or to otherwise be individually employed by another entity or entities and that Mr. Olson shall devote only so much time and effort as is reasonably necessary to meet the needs of GRWC within his other time constraints.

Because the services to be provided is in the nature of a fee retainer arrangement, it is understood and agreed that no detailed billing statements with respect to the fixed monthly fee are required nor will they be provided and Mr. Olson shall have no obligation and shall not be required to account for his time. Mr. Olson will not provide GRWC an invoice for his fixed fee.

The above stated fees do not include expenses and GRWC agrees to timely pay any authorized expenses separately billed to GRWC. Charges for expenses may and shall include, but not be limited to, expenditures for office expenses, travel, business meals, mileage, and other expenses incurred by me in the proper performance of consulting services on behalf of GRWC.

AVAILABILITY TO PROVIDE SERVICES; TERM

With regard to any matter that GRWC may wish to refer to Mr. Olson that is within the capability and expertise of Mr. Olson to perform, Mr. Olson will make himself reasonably available on a priority/first call basis to respond to the needs of GRWC or to perform the tasks requested in regard to providing subcontract consulting services, subject to the time limitations set forth above.

The firm will perform subcontract consulting services typical for GRWC as a public company traded on the Over the Counter (OTC markets), and, more specifically, will seek to facilitate GRWC activity and growth in regard to technology, sales, marketing, alliances and business channels strategic to GRWC's expansion into the technology and financial services sectors. In the case of additional specific matters identified by GRWC, my firm will provide services only when reasonably requested to do so either by you or by other agents of GRWC acting under your direction. The scope of my responsibility for each such matter will be specified by you; if no such specification is made, I will perform such services as I believe appropriate for the particular matter, in the circumstances of the request. I will not be responsible for any specific business consulting matters relating to GRWC unless they are covered by such a request.

If any of the above terms do not meet with your approval, please let me know immediately, and I will review them with you. If you agree with the foregoing, please sign the duplicate original of this letter and return it to me at your earliest convenience.

The term of this agreement shall be and is 12 months from the effective date of February 15, 2019, and may be terminated during such initial term for any cause by GRWC with thirty (30) days' official notice.

Sincerely,

By: /s/ James Olson
      James Olson

Acknowledged and Agreed:

Grow Capital, Inc.

By: /s/ Jonathan Bonnette

Jonathan Bonnette, President

Date signed: March 6, 2019